AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE INDEX TRUST, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

            This is an Amendment to the Investment Management Agreement (the “Agreement”), made as of the 1st day of May, 2010, by and between T. ROWE PRICE INDEX TRUST, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Fund”), and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”).

W I T N E S S E T H:

            WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the federal Investment Company Act of l940, as amended (the “Act”); and

            WHEREAS, the Manager is engaged principally in the business of rendering investment supervisory services and is registered as an investment adviser under the federal Investment Advisers Act of l940, as amended;

            WHEREAS, the Fund and the Manager first entered into the Agreement on May 1, 1991, and such Agreement has been renewed each year thereafter on the same terms and conditions;

            WHEREAS, the Manager has proposed to lower the Fund’s Annual Investment Management Fee and the Fund’s Board of Directors has determined effective on the date first above written that such action would be in the best interest of the Fund and its shareholders; and

            WHEREAS, the Manager and the Fund desire to continue the Agreement on the same terms and conditions other than as described immediately above and below;

            NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

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            1.    Subparagraph A. of Paragraph 3 of the Agreement is amended to read as follows:

                        B.    Fee Rate. The fee shall be at the annual rate of 0.10% of the average daily net assets of the Fund.

            2.    All other terms and conditions of the Agreement remain in full force and effect until April 30, 2011, unless terminated on an earlier date pursuant the provisions of Paragraph 13 of the Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE INDEX TRUST FUND, INC.
/s/Patricia B. Lippert Patricia B. Lippert Secretary	By: /s/E. Frederick Bair E. Frederick Bair President
Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Joan E. Flister Joan E. Flister Assistant Secretary	By: /s/David Oestreicher David Oestreicher Vice President

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